Exhibit 99.1

Contact:

URS Corporation
Sam Ramraj
Vice President, Investor Relations
(415) 774-2700

Sard Verbinnen & Co
Hugh Burns/Jamie Tully/Briana Kelly
(212) 687-8080

URS CORPORATION COMPLETES ACQUISITION
OF FLINT ENERGY SERVICES LTD.

SAN FRANCISCO, CA – May 14, 2012 – URS Corporation (NYSE: URS) and Flint Energy Services Ltd. (TSX: FES) announced today that URS has completed its acquisition of Flint.  Under the terms of the definitive agreement announced in February, Flint shareholders received C$25.00 per share in cash for each Flint share.  The total equity value paid by URS was approximately C$1.24 billion (US$1.24 billion).

"We are pleased to have completed the acquisition of Flint, which significantly expands our presence in the oil and gas sector, and in particular the growing North American unconventional oil and gas segments," said Martin M. Koffel, Chairman and Chief Executive Officer of URS.  "URS is now able to provide our energy sector customers with a full range of engineering, procurement and construction services, which has been a longstanding strategic priority for URS and builds on our track record of expanding into high growth markets and further diversifying our revenue and backlog.  We are delighted to welcome to URS more than 10,000 Flint employees, who expand our skilled team of professionals.”

Through the acquisition of Flint, URS has added a network of approximately 80 locations in North America that support many of the largest companies operating in the oil, oil sands and gas producing regions of Western Canada and in the Southwest, Appalachian and Rocky Mountain regions of the United States.

Flint has become the new Oil & Gas division of URS and will be led by W.J. (Bill) Lingard, Flint's former President and CEO, as the Division President.  The Oil & Gas division will be based in Calgary, Alberta.

The transaction is expected to be accretive to URS' 2012 earnings, and to substantially increase URS' revenues from the oil and gas sector.

URS and Flint also announced that they have reached an agreement with Transfield Services Limited to continue Flint Transfield Services Limited (FT Services) as a 50/50 operations and maintenance joint venture between Transfield and the URS-owned Flint.  FT Services, originally formed in 2006 as a 50/50 jointly owned company between Transfield and Flint, delivers operations and maintenance solutions to the oil and gas and petrochemical sectors in Canada.

The acquisition was implemented through a court-approved Plan of Arrangement under the Business Corporations Act (Alberta, Canada) involving Flint, URS Canada Holdings Ltd., a wholly-owned subsidiary of URS, and the shareholders, option holders and other equity-based compensation holders of Flint.  Flint's board of directors has been reconstituted to include nominees of URS.

Details of the Arrangement are contained in Flint’s Information Circular dated February 29, 2012.  Copies of the Information Circular, together with the letter of transmittal, were posted to Flint shareholders and option holders and are also available electronically on SEDAR at www.sedar.com.

URS utilized the net proceeds from its Senior Notes issued on March 15, 2012, as well as borrowings under URS’ existing credit facility, to fund the acquisition of Flint, to pay fees and expenses incurred in connection with the acquisition of Flint, and to repay certain outstanding indebtedness of Flint.

In connection with the completion of the transaction, it is anticipated that Flint's shares will de-list shortly from the Toronto Stock Exchange.

About URS Corporation

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; information technology; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial, oil and gas, and federal projects and programs.    Headquartered in San Francisco, URS Corporation has approximately 56,000 employees in a network of offices in nearly 50 countries (www.urs.com).

Forward-Looking Statements
Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to future revenue and earnings, the delisting of Flint shares, the anticipated benefits and business synergies of the acquisition and other future business, economic and industry conditions.  URS believes that its expectations are reasonable and are based on reasonable assumptions; however, we caution you against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties. A variety of risks and uncertainties, including but not limited to the following, could cause our business and financial results, as well as the timing of events, to differ materially from those expressed or implied in forward-looking statements: whether any of the anticipated benefits of the acquisition will be realized; potential difficulties that may be encountered in integrating the businesses, economic weakness and declines in client spending; potential impact of reduced oil commodity prices; changes in our book of business; our compliance with government contract procurement regulations; employee, agent or partner misconduct; our ability to procure government contracts; liabilities for pending and future litigation; the potential impact of environmental issues and liabilities; availability of bonding and insurance; our reliance on government appropriations; unilateral termination provisions in government contracts; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners' ability to bid on, win, perform and renew contracts and projects; liquidated damages; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; impact of target and fixed priced contracts on earnings; the inherent dangers at our project sites; impairment of our goodwill; the impact of changes in laws and regulations; nuclear indemnifications and insurance; a decline in defense spending; industry competition; our ability to attract and retain key individuals; retirement plan obligations; our leveraged position and the ability to service our debt; restrictive covenants in our credit agreement; risks associated with international operations; business activities in high security risk countries; third-party software risks; natural and man-made disaster risks; our relationships with labor unions; our ability to protect our intellectual property rights; anti-takeover risks and other factors discussed more fully in URS’ Form 10-Q for the period ended March 30, 2012 as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission. The forward-looking statements represent URS’ current expectations and intentions as of the date on which made and we assume no obligation to revise or update any forward-looking statements.

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